Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of FSB Bancorp, Inc. for the year ended December 31, 2019 of our report dated March 30, 2020 included in its Registration Statements on Form S-8 (No. 333-220742) and (No. 333-214302) relating to the consolidated financial statements for the two years ended December 31, 2019.

Bonadio & Co., LLP

Pittsford, New York

March 30, 2020